Exhibit 10.18

ALLIANT ENERGY CORPORATION

INTERSTATE POWER AND LIGHT COMPANY

WISCONSIN POWER AND LIGHT COMPANY

Summary of Compensation and Benefits for

Non-Employee Directors

Effective January 1, 2011

Effective January 1, 2011, the aggregate compensation for non-employee members of the Board of Directors (the “Board”) of Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company will be as follows:

Non-employee members of the Board will be entitled to receive the following annual retainers as applicable:

•	$145,000 for each non-employee director;

•	$20,000 for the Lead Independent Director of the Board;

•	$13,500 for the Chairperson of the Audit Committee of the Board;

•	$3,500 for each member of the Audit Committee of the Board other than the Chairperson; and

•	$5,000 for the Chairperson of each of the Compensation and Personnel Committee, the Nominating and Governance Committee, and the Nuclear, Health and Safety Committee of the Board.

Payments of all retainers shall be in cash and shall be paid quarterly.

Each director may, and is encouraged to, voluntarily elect an amount of any of the cash compensation retainers to purchase common stock of Alliant Energy Corporation under the Shareowner Direct Plan or to have an amount be deferred in the Alliant Energy Deferred Compensation Plan Stock Account.

Alliant Energy Corporation maintains a Director’s Charitable Award Program for directors who were elected or appointed to the Board on or prior to January 1, 2005. Under the Program, when a director dies, Alliant Energy Corporation will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. All deductions for charitable contributions are taken by Alliant Energy Corporation, and the donations are funded by Alliant Energy Corporation through life insurance policies on the directors.